Exhibit 99.1

For further information:
Investors:	Media:
A. Vincent Siciliano,	Lauren DiGeronimo
President & CEO	or Bill Trumpfheller
1st Pacific Bancorp, Inc.	Nuffer, Smith, Tucker
858/875-2006	619/296-0605

1ST PACIFIC BANCORP TO APPOINT TWO DIRECTORS TO BOARD
Ronald J. Carlson and Christopher Scripps McKellar Added from Landmark National Bank

SAN DIEGO – March 27, 2007 – 1st Pacific Bancorp (OTCBB: FPBN) today announced that it plans to appoint Landmark directors Ronald J. Carlson and Christopher Scripps McKellar to the corporate and bank boards of 1st Pacific once the transaction is finalized. The recently announced acquisition of Landmark National Bank by 1st Pacific Bancorp is expected to be completed in the late second or early third quarter of 2007.

James Knight, chairman of 1st Pacific Bancorp, commented, “Messrs. Carlson and McKellar bring intimate knowledge of Landmark National Bank’s business and culture.  Each will add a new dimension to our current board’s already diverse range of experience and skills. We anticipate that their expertise will help guide a successful transition and integration of Landmark’s management and operations.”

Carlson, current director and former chairman and CEO of Landmark National Bank, has had a 44-year banking career in San Diego County. He has served as president of several community banks, including Scripps Bank, Bank of Rancho Bernardo and La Jolla Bank and Trust Company.

Carlson’s community activities include volunteering with the Kiwanis Club of La Jolla, and serving as treasurer of San Diego Blood Bank, vice president and director of the Desert Pacific Council of the Boy Scouts of America, director of the Maritime Museum of San Diego and director of The Gillespie School.

McKellar is currently president of Capella, a real estate development company based in San Diego. He began his real estate career in 1971 and since that time has managed the acquisition, entitlement, financing, design, construction and marketing of more than 5,000 homes, 1,600 apartment units, 3.4 million square feet of commercial office, research and development, and industrial space.

McKellar was founder and chairman of the board of Legacy Bank and a founder and director of Scripps Bank from its formation in 1984 through its merger with U.S. Bancorp in 2000.  He was also a director of Scripps Financial Corp., the bank’s holding company.

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Involved with numerous nonprofit organizations, McKellar is presently a trustee of the Bishop’s School in La Jolla, and serves on the board of the Neuroscience Institute. He previously served as a trustee for the Scripps Clinic and Research Foundation, the La Jolla YMCA; as Director of the La Jolla Museum of Contemporary Art and the San Diego Opera, and as a member of the Vestery, St. James-by-the-Sea, La Jolla.

Forward-Looking Statements

This press release includes “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are subject to risks and uncertainties and actual results could differ materially due to certain risk factors, including those in 1st Pacific Bancorp’s filings with the SEC and Landmark National Bank’s filings with the OCC. Specific relevant risks include whether both companies receive regulator and shareholder approvals, 1st Pacific Bancorp obtains the cash required to consummate the transaction, anticipated cost savings and synergies will be achieved and the integration of the two companies is successful. You should not place undue reliance on forward-looking statements and we undertake no obligation to update those statements.

The foregoing may be deemed to be solicitation material in respect of the proposed merger of Landmark National Bank with and into 1st Pacific Bank of California, a wholly owned subsidiary of 1st Pacific Bancorp.  Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which 1st Pacific Bancorp will file with the SEC in connection with the proposed transaction, because it will contain important information about 1st Pacific Bancorp, 1st Pacific Bank of California and Landmark National Bank, the transaction and related matters.  The directors and executive officers of 1st Pacific Bancorp and Landmark National Bank may be deemed to be participants in the solicitation of proxies from their respective shareholders.

Information regarding the participants and their security holdings can be found in the Form S-4 filed by 1st Pacific Bancorp on November 9, 2006, and in the 2005 Annual Report on Form 10-KSB filed by Landmark National Bank with the Office of the Comptroller of the Currency, and in the joint proxy statement/prospectus when it is filed with the SEC.  All documents filed with the SEC are or will be available for free, both on the SEC web site (www.sec.gov) and from 1st Pacific Bancorp by directing a request to 1st Pacific Bancorp, 4275 Executive Square, Suite 650, La Jolla, California 92037; Attention: Investor Relations, or by telephone at (858) 875-2000, and from Landmark National Bank by directing a request to Landmark National Bank, 937 Lomas Santa Fe Drive, Solana Beach, California 92075, Attention: Investor Relations, or by telephone at Phone: (858) 509-2700.

About 1st Pacific Bancorp

1st Pacific Bancorp is the holding company for 1st Pacific Bank of California, San Diego’s largest publicly owned community business bank. The bank offers a full complement of business products and services to meet the financial needs of professional firms, small to mid-sized businesses, their owners and the people who work there. Offices are located in the

Golden Triangle area of La Jolla, in the Tri-Cities area of Oceanside, in Mission Valley, in Inland North County, and at its newest office in El Cajon. The bank opened Nov. 17, 2000 after raising $11.5 million in an initial public offering. For additional information, visit the Company’s web site at www.1stpacbank.com.

About Landmark National Bank

Landmark National Bank offers traditional full-service banking to individual customers, professionals and small- and medium-sized businesses. In addition to a variety of deposit accounts and cash management services, the Bank offers a mix of loan products that include commercial, professional and industrial lending packages, as well as Small Business Administration loans and consumer, installment, home equity, construction and real estate loans.

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